Exhibit 99.3
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National City                       National City Mortgage Co.
Mortgage [Logo]                     3232 Newmark Drive o Miamisburg, Ohio 45342
                                    Telephone (937) 910-1200


                                    Mailing Address:
                                    P.O. Box 1820
                                    Dayton, Ohio 45401-1820

March 29, 2005


BellaVista Funding Corporation
1299 Ocean Avenue, Suite 240
Santa Monica, California  90401

Re: BellaVista Mortgage Trust 2004-1


                             OFFICER'S CERTIFICATE

I, T. Jackson Case, Jr., hereby certify that I am the Executive Vice President of National City Mortgage Co. I further certify the following, with respect to the Master Seller's Warranties and Servicing Agreement, dated as of July 2, 2004, as reconstituted pursuant to that Reconstituted Servicing Agreement, dated as of October 1, 2004, among National City Mortgage Co., as servicer (the "Company"), Belvedere Trust Finance Corporation and BellaVista Funding Corporation, (collectively, the "Agreement"):

      (i) a review of the activities of the Company during the preceding calendar year and of performance under the Agreement has been made under my supervision;

      (ii)  the Company has complied fully with the provisions of Article II,
            Article IV and Article V of the Agreement; and

      (iii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout such year.



/s/ T. Jackson Case, Jr.___                     March 29, 2005
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T. Jackson Case, Jr.                            Date
Executive Vice President



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